Exhibit 10.2

Strategic Alliance Agreement

This Strategic Alliance Agreement (this “Agreement”), dated as of October 26, 2020, is entered into by and between Aflac Incorporated (“Aflac”) and Trupanion, Inc. (“Trupanion”) (each, a “Party” and, collectively, the “Parties”).

WHEREAS, pet insurance is a growing, but underpenetrated market in the United States;

WHEREAS, pet insurance industry revenue growth has been healthy and the pet insurance industry is expected to continue to grow at a fast pace due to certain key drivers such as pet care inflation and a growing number of pets in U.S. households;

WHEREAS, the workplace has been relatively slow to adopt pet insurance as a traditional employee benefits offering, but the Parties see pet insurance as a natural product offering within the employee benefit ecosystem;

WHEREAS, the foregoing underlying catalysts have accelerated during 2020 as a result of the COVID-19 pandemic driving pet ownership and a higher percentage of the workforce working from home;

WHEREAS, when assessing the business models of Aflac and Trupanion, there are common strategic characteristics of each Party that give confidence in the formation of a successful strategic alliance, including that both Parties (i) are focused on helping its policyholders with unexpected life events that risks impacting the financial health and welfare of the individual and family, (ii) seek to pay claims promptly and accurately and view the benefit ratio as a key driver of value for the consumer, (iii) are among leaders in their respective businesses of voluntary supplemental health insurance and pet insurance and (iv) have deep relationships; data and technology, brand recognition; and a robust distribution network; and

WHEREAS, the Parties hereby desire to enter into this Agreement to set forth the terms related to the formation of a strategic alliance and capital relationship (the “Alliance”).

NOW, THEREFORE, in consideration of the mutual covenants and premises of this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article 1. Capital Relationship Based on Shareholders Agreement
Pursuant to the terms of that certain Stock Purchase Agreement (the “Purchase Agreement”) and that certain Shareholder Agreement (the “Shareholder Agreement”), each dated as of the date hereof and by and among Aflac and Trupanion, Aflac has formed a capital relationship with Trupanion, pursuant to which, subject to the terms and conditions therein, Aflac will acquire approximately 9% of Trupanion’s outstanding common shares.

The purpose of the capital relationship is to establish a framework to generate synergistic benefits via the Alliance with a capital relationship as its foundation.

Article 2. Distribution Alliance Responsibilities
Aflac and Trupanion shall make reasonable efforts to perform their respective Alliance responsibilities in accordance with the following:

Responsibilities of Aflac:
Brand, Access, Distribution
a.Leverage strong broker and benefit technology relationships to assist in negotiations for these partners to load pet product on their platforms
b.Confirm appropriate licensing of Aflac sales professionals

c.Consult on product design and partner in acquisition capabilities to provide a unique worksite (payroll deducted) product
d.Educate and train brokers and agents on pet insurance product and value proposition
e.Enrollment communication, education, and support
f.Consult on the development of a competitive compensation structure to ensure adoption and sales targets are accomplished
g.Governance and oversight of Alliance

Responsibilities of Trupanion:
Marketing, Product Development, Middle and Back Office
•Support sales training and development on the product value proposition
•Lead development of marketing materials, sales presentations, and communications in partnership with Aflac marketing organization
•Product pricing, design, regulatory filings/approvals
•Manage technology connectivity and data sharing with broker and other platforms, funding necessary costs for development
•Manage operational touchpoints, including:
◦Quoting/Proposals
◦Underwriting/Pricing
◦Enrollment processing
◦Customer onboarding
◦Customer service and call center capabilities
◦Claims processing
◦Commission payments
•Governance and oversight of Alliance

Article 3. Go-To-Market Approach
Marketing and Branding
The Alliance pet insurance product will include both the Aflac and Trupanion name seeking to leverage Aflac’s brand recognition and strength at the worksite with Trupanion’s brand recognition and strong reputation in the pet insurance industry. The marketing teams of Aflac and Trupanion will collaborate to recommend a final name based on consumer testing prior to going to market.

Aflac and Trupanion will reasonably cooperate to identify additional marketing and communication needs to promote Trupanion’s pet insurance product to brokers, employers, employees, and Aflac sales professionals. This includes but is not limited to developing selling presentations, marketing materials for brokers and Aflac sales professionals, enrollment materials including potential digital communication videos, and also any company website updates needed.

Distribution Economic Assumptions
•Aflac distribution network will be compensated for selling and/or generating leads from Aflac.com for Trupanion’s pet insurance product.
•Aflac distribution will receive sales incentives for selling Trupanion’s pet insurance product in conjunction with Aflac’s core products or in Aflac existing cases. Trupanion will work with Aflac and associated technology interfaces.
•Aflac marketing and sales material expenses resulting from the partnership will be covered by Trupanion.
•Beginning on the first (1st) year anniversary of the product launch, Aflac will charge Trupanion a distribution access fee and/or share in excess profits developed by the Alliance.
•Product pricing when taking into account target loss ratio, administrative expense ratio and sales compensation will meet Trupanion’s return expectations.

A Phased Approach:
Recognizing initial development work required on worksite technology interfaces, worksite product development, compensation design and marketing plans, there will be no initial Alliance-wide target production levels and minimal expectations surrounding sales production in the initial two (2) year period after the date hereof.

Phase 1 (initial 2 years of the Alliance)
•Aflac Broker sold larger employer market. The rationale for focusing first on broker-sold group benefits includes:
◦Larger employers are more likely to offer a more comprehensive benefit package.
◦Larger employers will potentially allow for larger absolute number of pets to be insured per group to assist with simplified pricing and underwriting.
◦Brokers are more likely to be P&C licensed.
◦Critical will be building proper interfaces between Trupanion and Aflac’s premier benefit technology partners for the inclusion of pet insurance product.
•Consumer Markets: Aflac will begin in the first (1st) year following the date hereof to funnel pet insurance leads to Trupanion with digital product installed on Aflac’s platform by the second (2nd) year anniversary of the date hereof.

Phase 2 (years 3-5 of the Alliance)
•Aflac Independent Agent channel. While the Parties see long-term promise in the agent-driven small business market, the Parties have elected to delay this introduction for later in the Alliance for the following reasons:
◦More research needed to identify proper product, pricing, and risk appetite given low number of pets likely to enroll due to group size.
◦Aflac’s independent agents do not traditionally maintain a property and casualty license.
◦Compensation dynamics will play heavily into the Alliance’s ability to be successful (competing relative product compensation, share of mind and cannibalization).

Article 4. Worksite Exclusivity
During the term of this Agreement, Aflac agrees that its U.S. subsidiaries will not develop or offer any pet insurance products on the Aflac U.S. proprietary enrollment platform that would compete with the Trupanion pet insurance products contemplated by this Agreement. Trupanion acknowledges that agents licensed to sell Aflac products in the U.S. are independent contractors and are not limited by the provisions of this Article 4.

During the term of this Agreement, Trupanion agrees not to develop with a third party any worksite employee benefit regarding Trupanion’s pet insurance in the United States or Japan. For the avoidance of doubt, Trupanion may continue to sell its pet insurance directly through non-Aflac appointed brokers into the worksite consistent with its current business with smaller employers.

Article 5. Developing Pet Insurance in Japan
Aflac and Trupanion agree to work exclusively with each other to develop opportunities in Japan’s pet insurance marketplace until the earlier of (i) the termination of this Agreement and (ii) December 31, 2021, subject to two six (6) month extensions if mutually agreed upon by the Parties. Developmental initiatives include:
(1) A Japan distribution, manufacturing, and administrative alliance similar in structure to that of the U.S. alliance between the Parties.
(2) Mutual support and funding of joint ventures, a strategic investment, acquisition, incubation and/or venture investment opportunities.
(3) Joint research and development to properly assess the addressable market and competitive advantages necessary to grow the business.

Article 6. Alliance Governance
The Alliance shall be subject to the following governance process:

1.Executive Management Meeting
Regular meetings between the President and CFO of Aflac and the President of Aflac U.S. and the CEO, CSO and CFO of Trupanion as the “Executive Management Meeting.” The meeting agenda will be agreed upon in advance by respective leadership focused on addressing critical aspects of the Alliance to drive value for the Parties respective shareholders, resource commitment, and problem resolution.

The Executive Management Meeting will allow Trupanion to provide Aflac as an investor/strategic partner with information, etc. that is reasonably necessary to appropriately protect its investment in a manner consistent with U.S. securities laws and other applicable laws and regulations (including the rules and regulations of financial instruments exchanges and other self-regulatory institutions).

2. Strategic Alliance Committee (The “Committee”)
The Parties will establish key distribution alliance teams holding regular meetings among representative officers, representative directors, etc. of the Parties’ “Strategic Alliance Committee,” expanding the meeting agenda items to those related to the Alliance. The Committee will be focused on the following core areas and develop associated reports and key performance indicators.

3. Leadership Assigned Principal Contact
Capital Relationship: Max Brodén (CFO of Aflac) and Tricia Plouf (CFO of Trupanion)
Distribution Alliance: Rich Williams (Head of U.S. Distribution) and Bob Ruff (Head of Aflac U.S. Growth Strategies) and Margi Tooth, CRO of Trupanion.

Article 7. Agreement Termination
This Agreement shall terminate in any of the cases set forth below:
a.The Parties mutually agree to terminate this Agreement in writing.
b.Either Party (hereinafter referred to as “the Non-Performing Party”) fails to perform a material part of the Non-Performing Party’s responsibilities pursuant to this Agreement and the other Party terminates this Agreement when, despite after delivering written notice of such failure to perform to the Non-Performing Party, such non-performance is not remedied within sixty (60) days of such notice.
c.By either Party upon written notice to the other Party, upon an event related to the non-terminating Party that causes risk to the terminating Party’s brand and/or the non-terminating Party is in non-compliance or poor standing with its regulators.
d.The Shareholder Agreement terminates.
e.The Purchase Agreement terminates prior to the Milestone Closing (as defined therein).
f.By either Party upon written notice to the other Party, if the Schedule of Additional Terms is not agreed to in writing by the Parties on or prior to the one (1) year anniversary of the date hereof, unless such date is extended by mutual written agreement of the Parties.
g.By Trupanion upon written notice to Aflac, in the event (i) of a Change of Control of Aflac, (ii) Aflac ceases to hold, directly or indirectly, a majority of the total American Family Life Assurance Company outstanding shares or a majority of the total American Family Life Assurance Company voting rights or (iii) Aflac disposes of all or substantially all of its assets.
h.By Aflac upon written notice to Trupanion, in the event (i) of a Change of Control of Trupanion, (ii) Trupanion ceases to hold, directly or indirectly, a majority of the total American Pet Insurance Company voting rights or (iii) Trupanion disposes of all or substantially all of its assets.
For purposes of this Agreement, “Change of Control” means, with respect to either Party, any transaction or series of transactions which results in any person, entity or "group" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owning (as defined in Rule 13d-3 under the Exchange Act) voting securities of such Party representing more than 50% of the combined voting power of such Party's then outstanding voting securities after the consummation of such transaction or series of transactions.

Article 8. Good Faith Consultation
The Parties will make reasonable efforts to promptly resolve any questions that arise regarding the interpretation or operation of this Agreement through good faith discussions.

Article 9. Schedule of Additional Terms
The Parties acknowledge that this Agreement does not contain all matters upon which agreement must be reached in order for the Alliance to be fully implemented and the intent of the Parties with respect thereto to be fully expressed. The Parties covenant and agree to negotiate in good faith and to act reasonably with each other in order to agree on such terms as are necessary to fully implement the Alliance and express the intent of the Parties with respect thereto, which terms shall be set forth on a schedule agreed to in writing by the Parties and attached to this Agreement (the “Schedule of Additional Terms”).

Article 10. Limitation of Liability
IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER PARTY, OR ARISING FROM OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND WHETHER BASED IN CONTRACT, STATUTE OR TORT (INCLUDING NEGLIGENCE, OR ANY OTHER THEORY OF LIABILITY), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO ARTICLE 9, UNTIL THE SCHEDULE OF ADDITIONAL TERMS SHALL HAVE BEEN AGREED IN WRITING BY THE PARTIES, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR DAMAGES UNDER THIS AGREEMENT IN EXCESS OF $10,000,000.

Article 11. Confidentiality
No non-public information received by or provided to any Party (the “Receiving Party”) in connection with this Agreement, or any non-public information concerning the Trupanion, Aflac or their respective businesses, operations, plans and prospects, may be directly or indirectly (a) disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to, by the Receiving Party or (b) used by the Receiving Party for purposes not contemplated by this Agreement, in each case, without the disclosing Party’s prior written consent. Notwithstanding anything in this Article 11 to the contrary: (i) to the extent required by applicable law or otherwise requested or required by any governmental authority, a Receiving Party may disclose such non-public information without the disclosing Party’s prior written consent; provided that, to the extent permitted by applicable Law, such Receiving Party shall (A) give such other Party prompt prior written notice of such requirement and (B) reasonably cooperate with such other Party to seek a protective order or other appropriate remedies to obtain assurance that confidential treatment will be accorded such non-public information; and (ii) a Receiving Party may disclose such non-public information to its affiliates and its and their directors, officers, employees, accountants, counsel, other advisors, financing providers and representatives (collectively, “Representatives”) to the extent any such Person needs to know such information in connection with the Receiving Party’s rights and obligations under this Agreement; provided that (A) such Receiving Party shall inform any such Representatives of the confidentiality obligations contained in this Article 11, and (B) such Receiving Party shall be responsible for any breach of any such obligations by any such Representative. Except as required by applicable law, the term “non-public information” as used in this Article 11 shall not include information that: (1) at the time of disclosure is, or thereafter becomes, generally available and known to the public other than as a result of, directly or indirectly, any violation of this Article 11 by the Receiving Party or any of its Representatives; (2) at the time of disclosure is, or thereafter becomes, available to the Receiving Party on a non-confidential basis from a third-party source; provided that such third party is not and was not prohibited from disclosing such non-public information to the Receiving Party by a legal, fiduciary or contractual obligation to the disclosing Party; (3) was known by or in the possession of the Receiving Party or its Representatives, as established by documentary evidence, prior to being disclosed by or on behalf of the disclosing Party; or (4) was or is independently developed by the Receiving Party, as established by documentary evidence, without reference to or use of, in whole or in part, any of the disclosing Party’s non-public information. The obligations of any Receiving Party under this Article 11 (x) with respect to the use of non-public information shall survive any termination of this Agreement until the first (1st) year anniversary of the date of termination and (y) with respect to the disclosure of non-public information shall survive any termination of this Agreement until the second (2nd) year anniversary of the date of termination.

Article 12 General
1.Entire Agreement. This Agreement, including all schedules hereto which are hereby incorporated by reference, together with the Purchase Agreement and the Shareholder Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous or contemporaneous agreements, proposals, understandings and representations, whether written or oral, between the Parties with respect to the terms and conditions hereof.
2.Amendment. This Agreement may only be changed, modified or amended in writing and executed by both Parties.
3.Construction. The article or section headings of this Agreement are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof. References to an article or section include references to all subsections of that section or article. For purposes of this Agreement, “include,” “includes,” and “including” are deemed to be followed by the term “without limitation,” and the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any specific provision of this Agreement. The Parties agree and acknowledge that this Agreement has been freely negotiated and entered into by each Party and that no court should in any manner construe any ambiguity against the draftsman solely by virtue of its role as draftsman.
4.Severability. If any provision of this Agreement is declared invalid, void or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of the Agreement and such provision shall be construed so as to be enforceable and to give the closest effect to such provision as drafted, and the remainder of this Agreement shall not be affected and shall remain in full force and effect.
5.No Waiver. No waiver of any right shall be effective unless consented to in writing by the Party to be charged with such waiver, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.
6.Assignment. Neither Party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, subject to paragraph 8 of this Article 12, either Party may, upon written notice to the other Party, assign or transfer this Agreement in its entirety to a party that succeeds to all or substantially all of such Party’s business or assets, whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement. Any attempted assignment or transfer in violation of this paragraph 6 of this Article 12 shall be null and void.
7.Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of law provisions thereof. All claims, causes of action, suits, actions or proceedings shall be raised to and exclusively determined by the Court of Chancery for the State of Delaware or, if such court disclaims jurisdiction, the U.S. District Court for the District of Delaware or, if such court disclaims jurisdiction, the courts of the State of Delaware, and in each case, any appellate court from any decision thereof, to whose exclusive jurisdiction and venue the Parties unconditionally consent and submit. Service of process in connection with any such claim, cause of action suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

8. Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. There are no third party beneficiaries to this Agreement, except as expressly set forth herein.
9. Notices. All notices, demands or other communications provided for or permitted hereunder shall be (a) made in writing to all Parties and (b) sent by registered or certified first class mail, return receipt requested, email, facsimile, courier service, overnight mail or personal delivery:

To the Company:
Trupanion, Inc. 6100 4th Avenue S, Suite 200
Seattle, Washington 98108
Attn: Gavin Friedman, General Counsel
Email: gavin.friedman@trupanion.com

To Aflac:
Aflac Incorporated 1932 Wynnton Road
Columbus, GA 31999
Attn: Audrey Boone Tillman
Executive Vice President and General Counsel
Email: atillman@aflac.com
Fax: (706) 596-3577

Any Party may by notice given in accordance with this paragraph 9 of this Article 12 designate another address or Person for receipt of notices hereunder. All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by commercial courier or overnight mail, if delivered by commercial courier or overnight mail service; and on the date sent, if sent by email (which is confirmed by the recipient) or facsimile (which is confirmed by the recipient).
10. Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or otherwise, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page immediately follows]

In witness whereof, the undersigned has caused this Agreement to be executed and delivered as of the date first written above.

Trupanion, Inc.	Aflac Incorporated
6100 4th Avenue South STW 200	1932 Wynnton Rd.
Seattle, WA 98108	Columbus, GA USA

/s/ Darryl Rawlings	/s/ Max K. Brodén
Name: Darryl Rawlings	Name: Max K. Brodén
Position: Chief Executive Officer	Position: Executive Vice President, Chief Financial Officer